UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2020

IMARA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39247	81-1523849
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue, 6th Floor Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 206-2020

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	IMRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2020, IMARA Inc., a Delaware corporation (the “Company”) announced that its Chief Medical Officer, Willem Scheele, M.D., is leaving the Company effective April 22, 2020 to begin the next chapter in his career.

Also on April 22, 2020, James McArthur, Ph.D., submitted his resignation from the Board of Directors (the “Board”) of the Company, and the Board, following the recommendation of the Nominating and Corporate Governance Committee, elected Dr. Edward Conner to the Board as a Class I Director to fill the vacancy created by Dr. McArthur’s resignation. Dr. Conner will serve as a director until the Company’s 2021 annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal. Dr. Conner was also appointed to serve on the Nominating and Corporate Governance Committee of the Board.

There are no arrangements or understandings between Dr. Conner and any other person pursuant to which he was elected as a director of the Company.

In accordance with the Company’s director compensation program, Dr. Conner will receive an annual cash retainer of $35,000 for service on the Board, which is payable quarterly in arrears. Under the Company’s director compensation program, each director may elect to receive such retainer in the form of an option to purchase shares of common stock of the Company.  In addition, under the Company’s director compensation program, upon his election as a director, Dr. Conner was granted an option on April 22, 2020 to purchase 15,457 shares of the Company’s common stock at an exercise price per share of $16.00. These options will vest as to 33.3333% of the shares underlying such award on each of the first, second and third anniversaries of the date of grant of the award, subject to Dr. Conner’s continued service as a director. Also, under the Company’s director compensation program, on the dates of the Company’s annual meetings of stockholders, each non-employee director that has served on the Company’s Board will receive an option to purchase 7,728 shares of common stock of the Company, provided that for a non-employee director who was initially elected to the Board within the 12 months preceding the annual meeting of stockholders, the number of shares subject to such option will be pro-rated on a monthly basis for time in service. Each of these options will vest on the twelve-month anniversary of the date of the date of grant of the award (or, if earlier, the date of the next annual meeting of stockholders following the date of grant of the award), subject to the non-employee director’s continued service as a director, employee or consultant. All options issued to non-employee directors under the Company’s director compensation program will become exercisable in full upon a change in control of the Company.

Also in connection with Dr. Conner’s election to the Board, Dr. Conner will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-236465) filed with the SEC on February 14, 2020. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Conner for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

A copy of the Company’s press release announcing Dr. Conner’s election and Dr. Scheele’s departure is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press release issued by the Company on April 23, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMARA INC.

Date: April 23, 2020	By:	/s/ Rahul D. Ballal
Name: Rahul D. Ballal
Title: President and Chief Executive Officer

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